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 This filing consists of the transcript of a conference call with investors held by Hanesbrands Inc. on July 30, 2013.

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EDITED TRANSCRIPT
HBI - Q2 2013 Hanesbrands Inc. Earnings Conference Call

EVENT DATE/TIME: JULY 30, 2013 / 08:30PM GMT

OVERVIEW:
HBI reported 2Q13 sales of $1.2b and EPS of $1.19. Expects 2013 sales to be approx. $4.55b and EPS to be $3.50-3.65. Expects 2014 EPS to be in low $4 range.

CORPORATE PARTICIPANTS
T.C. Robillard Hanesbrands Inc. - VP, IR
Rich Noll Hanesbrands Inc. - Chairman and CEO
Gerald Evans Hanesbrands Inc. - COO
Rick Moss Hanesbrands Inc. - CFO

CONFERENCE CALL PARTICIPANTS
Omar Saad ISI Group - Analyst
Eric Tracy Janney Capital Markets - Analyst
Taposh Bari Goldman Sachs - Analyst
Matt McClintock Barclays Capital - Analyst
Jim Duffy Stifel Nicolaus - Analyst
Scott Krasik BB&T Capital Markets - Analyst
Andrew Burns D.A. Davidson & Co. - Analyst
Eric Beder Brean Murray, Carret & Co. - Analyst
Paul Simenauer JPMorgan - Analyst

PRESENTATION

Operator

Good afternoon, my name is Candice and I will be your conference operator today. At this time, I would like to welcome everyone to the Hanesbrands second-quarter 2013 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator instructions) Mr. TC Robillard, Vice President of Investor Relations for Hanesbrands, you may begin your conference.

T.C. Robillard - Hanesbrands Inc. - VP, IR

Good afternoon, everyone, and welcome to the Hanesbrands quarterly investor conference call and webcast. We are pleased to be here today to provide an update on our progress after the second quarter of 2013.

Hopefully, everyone has had a chance to review the news release we issued earlier today. The news release and the audio replay of the webcast of this call can be found in the investors section of our Hanesbrands.com website.

I want to remind everyone that we may make forward-looking statements on the call today either in our prepared remarks or in the associated question-and-answer session. These statements are based on current expectations or beliefs and are subject to certain risks and uncertainties that may cause actual results to differ materially. These risks are detailed in our various filings with the SEC, such as our most recent Forms 10-K and 10-Q and may be found on our website as well as in our news releases and other communications. The Company does not undertake to update or revise any forward-looking statements, which speak only to the time at which they are made.

Please also note, in May, 2012, Hanesbrands announced exiting certain international and domestic imagewear categories that are classified as discontinued operations. Unless otherwise noted, today's speakers will be discussing our performance from our continuing operations. Additional information, including reconciliations to GAAP performance measures can be found in today's press release and in the investors section of our Hanesbrands.com website.

With respect to the pending acquisition of Maidenform Brands, any reference on our call today regarding our 2013 guidance excludes any potential effects our contributions from Maidenform, while any reference to our outlook for 2014 excludes any restructuring or any other transition-related costs associated with this acquisition. In addition, our discussion of the pending acquisition of Maidenform also includes forward-looking statements that are subject to risks and uncertainties, many of which are described in the press release announcing the proposed acquisition. For further information regarding the risks associated with Hanes's and Maidenform's businesses, please refer to their respective filings with the SEC and the proxy statement and other materials that will be filed with the SEC by Maidenform in connection with the acquisition.

With me on the call today are Rich Noll, our Chief Executive Officer; Gerald Evans, our Chief Operating Officer; and Rick Moss, our Chief Financial Officer. For today's call, Rich will highlight a few big picture themes; Gerald will provide a sense of what is happening in our businesses and Rick will emphasize some of the financial aspects of our results. I will now turn the call over to Rich.

Rich Noll - Hanesbrands Inc. - Chairman and CEO

Thank you, T.C. Let me start off by saying how pleased we are to report strong second-quarter results that include record operating margins and earnings. When you consider the current soft retail environment, this is a significant accomplishment and one that underscores a very simple message. Our Innovate-to-Elevate strategy is working very well.

We had a record 15% operating margin in the quarter and our success is broad-based. We saw all four segments improve versus last year and our three largest segments -- Innerwear, Activewear and International -- produced double-digit operating margins.

The core tenet of our Innovate-to-Elevate strategy is straightforward -- expand our margins by leveraging our strong brands, innovation platforms and our global supply chain. We are seeing it work across all of our innovation platforms -- Smart Sizes, Tagless, ComfortBlend and now X-Temp. These platforms are not only benefiting our financial performance, they are also helping our retail partners as our innovative products drive higher consumer demand, higher average unit selling prices and higher productivity levels.

The momentum we are seeing from Innovate-to-Elevate, along with our strong first-half results, gives us confidence to raise our 2013 guidance. We are taking up to our EPS range $0.25 and our free cash flow range $100 million. This updated guidance places us firmly within our target operating margin range of 12% to 14%, a year earlier than anticipated, and we are just getting started. The true earnings power of our business is only beginning to shine through. Significant earnings potential remains as we push to the higher end of our operating margin goal. When you combine the current momentum in our business coupled with the $0.10 to $0.15 contribution from Maidenform, our reasonable goal for 2014 EPS is in the low $4 range.

So to wrap up, our Innovate-to-Elevate strategy is working, our margins are expanding, our cash flow is increasing and, when you couple all that with Maidenform, we see significant earnings potential that could drive performance for many years to come.

And with that, I will turn the call over to Gerald.

Gerald Evans - Hanesbrands Inc. - COO

Thanks, Rich. We are very excited about the improvement we've seen in the second quarter across all of our businesses as our Innovate-to-Elevate strategy continues to demonstrate the power of combining our great brands, meaningful innovation and global supply chain.

Before we look at the highlights in the quarter, I would like to share our perspective on the retail environment. If you remember, sell-through at retail was particularly weak in Q1 due to traffic disruptions and weather. It improved somewhat in Q2 but is still choppy overall. This retail softness negatively impacted our shipments in Innerwear basics in Q1 and in intimate apparel, mainly in Q2. Retail inventories are now at the right levels and have normalized to where we feel good about retailers' weeks of supply heading into the back-to-school selling period.

Now I would like to give you an update on our innovation platforms and their growing success as we push these platforms across Innerwear and Activewear. First, our Smart Sizes platform, which represents nearly one third of our bras, continued to build momentum across our bra and sportswear business with sales at retail increasing by 30% in the quarter. Our Tagless platform also continued to expand in the quarter. Shipments of our new Tagless bottoms are strong and we continue to leverage this platform across many different categories.

Our third platform, ComfortBlend, continues to expand as well. It now encompasses socks, male and women's underwear and is rolling out in our Activewear businesses.

I would also like to update you on a new innovation we previewed at investor day. It is called X-Temp and it leverages temperature-regulating technology to keep you comfortable all day. X-Temp carries a meaningful price premium at retail of over 50% compared to our core cotton products and nearly 20% over our ComfortBlend products. It has gained a tremendous amount of traction right out of the gate and we are very excited about the results. While X-Temp started as a product innovation, it has now been elevated to become our fourth innovation platform, which we will use to gain incremental shelf space as we expand it into other categories.

Turning to our segments, I would like to start today with Activewear, where our Innovate-to-Elevate strategy has led to operating margins to over 12% in the quarter. Driving innovation in Champion and deemphasizing the commodity product in branded printwear were the key components for the profit improvement. For the first half, Activewear margins were just over 10%, a first for this segment, and I believe we should see margins continue in the low-double digits on a consistent basis.

In Innerwear, we saw very strong profitability, driven by improvements across both basics and intimates. Men's underwear and socks led the way with double-digit sales increases and strong margin expansion. In intimates, despite the inventory adjustment at retail in the quarter, our full-figure broad business, which includes Bali, Playtex and Just My Size, was up about 4%.

Media continued to run ahead of last year in the quarter as our ComfortBlend and Tagless ads featuring Michael Jordan were aired around Father's Day. While our media spending has increased approximately $10 million year-to-date, we are on track to spend the full incremental $30 million to $40 million for the year. In Q3, we will begin to substantially increase our media spending as we launch new campaigns featuring Hanes panties and Playtex bras. We will also continue to support our basics categories through the balance of the year.

Finally, in our International segment sales for the quarter declined 1% but were up 5% on a constant-currency basis. Operating profit increased 7% and our operating margin was back in the low-double digits. We continue to execute our regionalization strategy, where we are aligning our International businesses into four key regions in order to leverage both our regional expertise and global supply chain and to more quickly and introduce our innovation platforms across geographies.

However, currency is shaping up to be a bigger headwind in the second half and is expected to knock 10 full percentage points off sales growth in our International segment because approximately half of our business is weighted to countries that have rapidly depreciating currencies, such as Brazil, Argentina, Japan and Australia. On a constant-currency basis, we actually expect sales to continue to increase in the low- to mid-single digits.

So to wrap up, I'm very pleased with our performance in the second quarter. As Rich said, we are seeing the results of our Innovate-to-Elevate strategy. It's great to see Activewear with a year-to-date operating margin above 10% and focused on delivering profitable growth. As we turn our attention to executing back to school with our retail partners, we are cautiously optimistic about the consumer but feel our strong brands are well-positioned going into this key selling period.

I will now turn the call over to Rick to discuss our financial performance.

Rick Moss - Hanesbrands Inc. - CFO

Thanks, Gerald. Let me start by discussing our record earnings, as this illustrates the success of our Innovate-to-Elevate strategy and our ability to execute our plans and highlights just how much the recession and the hyperinflation in cotton masked the true earnings power of our business model.

EPS for the quarter was $1.19, an increase of 78% from last year. Let me talk to you about how we were able to achieve those record earnings for the quarter. Sales in the quarter were $1.2 billion, up about 2% versus prior year. Adjusting for the planned decline in branded printwear, of $5 million, and a currency headwind of $7 million, sales were up closer to 3% in the quarter.

Operating profit increased 51% from last year to $181 million, representing a record margin of 15.1%. The key driver of this improvement was our gross profit margin, which was 36.3%, an increase of 520 basis points from last year's rate with about 100 to 150 basis points coming from Innovate-to-Elevate. While you haven't seen it for a few years because of cotton, this year we expect a more normal seasonal pattern for gross margins with Q2 being the high water mark for the year.

SG&A in the quarter increased $7 million from last year, of which $6 million was from planned increases in media spending. And interest expense declined $11 million from last year as a result of paying down long-term debt.

Moving to the balance sheet where we continue to drive improvements, inventories declined $99 million from the same period last year with about half of the decline coming from lower units in inventory.

I would now like to spend some time on our updated 2013 guidance. With respect to sales, we slightly lowered our full-year guidance to approximately $4.55 billion from our prior level of approximately $4.6 billion due to the sales softness in the first half and currency headwinds Gerald highlighted in his earlier remarks. To help put the currency impact in the context of total Company sales, it's expected to lower the second-half growth rate by a full percentage point.

We raised our operating profit guidance to $550 million to $575 million from a prior range of $500 million to $550 million, implying an operating margin between 12% and 13%.

Looking at the second half, we continue to expect an additional $20 million to $30 million in incremental media spend when compared with the second half of last year.

Interest and other related expense is expected to be $120 million, which includes $15 million in prepayment expense to retire the remaining $250 million of 8% senior notes. This expense is expected to occur in the fourth quarter.

The full-year tax rate is expected to be in the teens.

We increased our EPS guidance to $3.50 to $3.65 from our previous range of $3.25 to $3.40. The increase is driven by our year-to-date performance, which was ahead of our expectations, as well as a slightly improved outlook for the second half.

With respect to our cash flow guidance, we now expect to generate $450 million to $550 million in free cash flow, up from our prior range of $350 million to $450 million. This includes expected pension contributions of approximately $38 million and net capital expenditures of approximately $50 million.

Now turning to our debt, assuming the midpoint of our free cash flow guidance of $500 million, we plan to use $250 million to pay off the remainder of our 8% senior notes and $60 million to pay dividends, leaving us around $200 million to help pay for the Maidenform acquisition. So, we should exit the year with long-term debt of approximately $1.4 billion to $1.5 billion, implying a long-term debt-to-EBITDA ratio of about 2.25 times, excluding any earnings impact from Maidenform. Going forward, we will no longer talk about specific debt targets. Rather, we will focus on where we are in relation to our targeted long-term debt-to-EBITDA range of 1.5 to 2.5 times.

In closing, the strong first-half results have put us in a great position to be able to raise guidance midway through the year. We are thrilled to be tracking of schedule and achieving our target margin goal of 12% to 14%. As the financial impact from our Innovate-to-Elevate strategy and acquisition synergies drive higher levels of sustainable free cash flow, we see a significant amount of opportunity to create further shareholder value for many years to come.

And with that, I will turn the call back over to T.C.

T.C. Robillard - Hanesbrands Inc. - VP, IR

Thanks, Rick. That concludes the recap of our performance for the second quarter. We will now begin taking your questions and we will continue as time allows. Since there may be a number of you who would like to ask a question, I will ask that you limit yourself to one question, at most two, and then reenter the queue to ask any additional questions.

I will now turn the call back over to the operator to begin the question-and-answer session. Operator?

QUESTION AND ANSWER

Operator

(Operator instructions) Omar Saad, ISI Group.

Omar Saad - ISI Group - Analyst

Great job on the margins this quarter again. I wanted to focus on the top line though, obviously. I know it sounds like there's some currency going on in there, and the Innovate-to-Elevate strategy is really working. Can you help us bridge the gap when you have got all these great new products and platforms coming to the marketplace and how we should bridge that gap to where the sales trends are and think about an algorithm on the sales line longer-term maybe where there's a little bit more low- to mid-single digits as opposed to what looks like from the pretty low-single digits this year? Thanks.

Rich Noll - Hanesbrands Inc. - Chairman and CEO

Sure. So I will just take it back to our long-term organic growth trend is 2% to 4%; my personal goal is 3% to 4%. We're sort of right in and around there with one from an overall standpoint, with the exception that currency obviously is weighing in on our business, which I think is a little bit of a surprise, given how small International is as a part of our mix. It's unfortunate that a lot of our international business is focused in the areas that have rapidly depreciating currencies. So that's knocking, I think, a full point of growth off of our top line.

And the think the other anomaly is what we saw in the first quarter, right, which is just overall soft retail environment that's working its way through our shipments first in Q1 in basics and then in Q2.

So when you correct that out, we feel pretty good about our overall trend, given that it's a relatively choppy retail environment. So you are talking about a couple of points of growth excluding currency, back half is probably about 2.5%. And that is in our long-term organic growth range.

Omar Saad - ISI Group - Analyst

Are there any specific brands, Rich, or lines or categories that maybe are a little bit more disappointing than others where you think you can internally drive some improvement?

Gerald Evans - Hanesbrands Inc. - COO

This is Gerald, just to follow up on that. I would say in general, we are seeing good performance. Our innovations are all performing very well. Certainly the adjustment in intimates came this quarter while we felt the adjustment in inventory last quarter in basics. It came early in the quarter and we certainly saw the inventories rationalize, and we think we are well-positioned now moving forward.

Rich Noll - Hanesbrands Inc. - Chairman and CEO

And I think it's also important to say inherent in our Innovate-to-Elevate strategy, which is to drive innovation, to leverage our strong brands and help us and our retailers drive average unit ring up, I think it's critical to understand that's not all about driving units at any price. It is about quality of earnings and going after segments of the market or sub-segments of the market that are willing to pay more for innovation where you can ultimately make more money. So we are at much focused if not more focused on that operating profit increase as we are in just raw units on driving the top line.

Operator

Eric Tracy, Janney Capital Markets.

Eric Tracy - Janney Capital Markets - Analyst

Congrats on a great quarter. I guess if I could follow up on that, Rich and/or Gerald, just in terms of the units moving higher with these new platforms, talk us through how we should think about the mixing up from a pricing perspective on a go-forward basis. You have got X-Temp getting layered in, obviously scaling of ComfortBlend and Smart Size. Just how should we think about the unit versus pricing algorithm? Obviously, relatively stabilized cotton environment right now, but how should we think about that going forward?

Rich Noll - Hanesbrands Inc. - Chairman and CEO

I think what is really important is for us to just pull back and make sure you understand how we focus. And it's on driving the top line in dollars within our range as well as then driving our margins to get to levels that we think is critical. While units is obviously on top of our mind, it's not the first and foremost thing on our mind.

In our categories, they're relatively stable, especially in Innerwear. We have talked about how the pairs purchase per person per year has been relatively stable for well over a decade. But the secret is, if you have got a great product like X-Temp where somebody is willing to pay 30% or, in that case, 50% more than the regular stuff, you are going to make that consumer happy; you are going to drive improvements for our retailers, and you're ultimately going to allow us to make a little bit more money. And that's sort of the overall business model.

The bits and pieces of it I don't want to try and get into. It's really an integrated strategy to drive those -- Innovate-to-Elevate is drive our big brands with innovation and leverage our global supply chain. All three of those things work synergistically to help us improve our margins. When you look at our inherent guidance for the year, I think that's really the story to take away, which is we came into this year thinking of operating margins in that 11% to 12%. We are now sitting here saying they are going to be between 12% and 13% because those three components of Innovate-to-Elevate are working synergistically and we feel really good about our results. And that's why we are taking our full-year guidance up.

Operator

Taposh Bari, Goldman Sachs.

Taposh Bari - Goldman Sachs - Analyst

Good afternoon, nice job. I wanted to ask just -- you operate in different tiers or price strata. I was just curious to see if you saw any kind of difference between mass or department stores or other channels during the quarter.

Gerald Evans - Hanesbrands Inc. - COO

I wouldn't say that we saw significant difference between channels in the quarter. They generally behaved the same and we saw the adjustments in basics predominantly in Q1 and intimates in Q2 and across the channels.

Taposh Bari - Goldman Sachs - Analyst

Okay. And then, Rich, on the capital allocation theme that I think you have laid out and executed pretty well on, I guess the next potential piece of the puzzle could be share buybacks. How do we think about that? When can that potentially start to materialize?

Rich Noll - Hanesbrands Inc. - Chairman and CEO

I have always talked about uses of free cash now in three buckets -- dividends, bolt-on acquisitions and share repurchases. And I think if -- I said, if we zoom ahead five or seven years and look back, I think you're going to see a balance between those three things. But in any given year, you are not going to see a balance. They are always going to be weighted more heavily one towards the other.

On a go forward-basis, we don't really have a strong predisposition between those three things, but we have had a clear near-term priority with the first priority being to institute a dividend; the second opportunity obviously, as we talked about last week, of being able to take advantage of the Maidenform acquisition. At some point, share buybacks will come into that mix; I'm firmly convinced of that. Exactly when remains to be seen, but I do think over time you'll see a more balanced mixture of all those things.

Taposh Bari - Goldman Sachs - Analyst

Just the last one, if I may, just looking at your implied guidance, it looks back of the envelope math, EBIT you are modeling down about 2% in the back half, but there's an increase in ad spend or marketing spend, so I think it's up about mid-singles on a 1% type of sales growth gain in the back half of the year adjusted for marketing spend. Does that sound right, Rick?

Rick Moss - Hanesbrands Inc. - CFO

Yes, the SG&A spend in the back half of the year will be up about $20 million to $30 million, and that's pretty much the increased marketing spend year-over-year.

Taposh Bari - Goldman Sachs - Analyst

As you anniversary the cotton inflationary benefits from the past year, is that a fair relationship you think about, low-single digit rev growth and mid-single digit EBIT growth and then the rest gets made up for vis-a-vis capital allocation? Is that the right way to the about the earnings algorithm here?

Rich Noll - Hanesbrands Inc. - Chairman and CEO

I don't think so, and I think is really important to go back to a slide that Rick talked about at investor day, and that was where he showed how our business is relatively stable on an annualized basis but is highly volatile within -- on a quarterly basis. That's going to be true for a quarter and for two quarters.

So we never think of our business in terms of what are those macro trends just driven by what happened in a quarter. For example, we are not taking up the full-year guidance because we had a good quarter, nor will we take down the full-year guidance if we ever just have one bad quarter. We are going to react to what are those major trend changes in our business, what is showing through and what is going to happen on an annualized basis. We have that volatility in the short term, but it all tends to, pun intended, sort of come out in the wash on an annualized basis.

So I'd be very cautious to try and extrapolate by a calculation for one or two quarters to, okay, that's the exact trend that's happening this business. You need to always look at us on more of an annualized basis.

Operator

Matt McClintock, Barclays.

Matt McClintock - Barclays Capital - Analyst

Congratulations, guys. Great quarter. I was just wondering, Rich, if you could maybe remind us -- I think when you did Gear for Sports, it was accretive in the first year by roughly $0.20. And while it's not specific guidance, you did mention that you think it's reasonable that Maidenform could do, I think, $0.10 to $0.15, I was just wondering if you could maybe from a high level talk about the differences between the two integrations and why you wouldn't think Maidenform could potentially be more accretive, given that it's a substantially larger business.

Rich Noll - Hanesbrands Inc. - Chairman and CEO

We feel really good about our long-term guidance that we talked about that Maidenform could add $0.60 to EPS within three years when synergies are fully realized. It is something where you sit there and go, okay, well, why don't we expect $0.20 in the first year growing to $0.40 and then to $0.60? But at this time, remember, I don't think that would actually be very prudent. Remember, they are going through a trend change with some of their business. We've got to get in there. They are already repositioning some of it. We will need to reposition a little bit. And given that we haven't fully gotten in and fully developed our integration plans, I think it makes a lot of sense to keep our eye on making sure we deliver that $0.60 as quickly as possible, but let's be mindful of what we don't know in the near-term and not get overly bullish and then disappoint ourselves based on what we are absolutely convinced is a great long-term deal. Over the next couple of quarters, we will have more and more information, as we talked about, we will have more information on third quarter call. And then, finally on our fourth quarter call when we give full-blown 2014 guidance, we'll be able to bridge all that for you.

Matt McClintock - Barclays Capital - Analyst

Okay. You kind of highlighted that you hit upon it a little bit. But they do -- Maidenform, if I recall correctly, had a lot of innovation that they were launching the back half of this year. I think they were making entry into full figure bras with the Maidenform brand and there was further innovation going on next year, which I think bodes very well with your Innovate-to-Elevate strategy. I was wondering if you could talk about that potentially. Is that still on track? Are you still going to launch those products?

And within that specifically dialing in on the intimate category, I know there was a little bit of weakness this quarter. Could we potentially see an acceleration from what you say are now more stabilized trends for intimate apparel -- bras, panties -- given this innovation?

Rich Noll - Hanesbrands Inc. - Chairman and CEO

So this is pretty easy to answer because it has only been a week since we announced the acquisition and we only have a deal. So right now, we are still competitors. We have to operate as such. We are two independent companies and, until close, that will be the case. So we are not involved or will we be involved in any part of what their launch plans are or what their plans are with retail until after the close of the business.

So that's all yet to come and be developed and we've got to take a step at a time. Pretty soon, we will be taking the next step, which is filing the antitrust thing. They will be filing the proxy after that. Once we have closure, we will be able to give you a lot more line of sight to exactly what those plans are.

In terms of the other question, which is sort of macro, what's going on with intimate apparel, I think at the end of the day we have talked since the great recession that that category has never fully recovered as we have seen some of the men's and other categories and even women's apparel. Intimate apparel has been going through its ebbs and flows since the recession. We don't anticipate that changing.

What I do think we will be able to do is we will have a broader platform to drive our Innovate-to-Elevate strategy, and that will be a good thing for both consumers and retailers and obviously us from a financial perspective.

Operator

Jim Duffy, Stifel Nicolaus.

Jim Duffy - Stifel Nicolaus - Analyst

Another great quarter from the Innerwear margins. Within the Innerwear margins, can you speak to the variance you are seeing between the socks and underwear versus the Intimates? And then in the context of the long-term 12% to 14% EBIT margin objective, where do you expect the Innerwear margins to settle?

Rick Moss - Hanesbrands Inc. - CFO

I don't want to get into the specifics on any of those individual lines, other than to say that we are doing very well on all of them. We are making money in all of those lines and feel very good about the margin improvement in those lines.

Rich Noll - Hanesbrands Inc. - Chairman and CEO

In terms of where it would settle out long-term, I think that business is always going to inherently -- have higher profit characteristics than Activewear, as we have talked about over time, just because of the replenishment nature. What I am really thrilled about is as we have now started to graft Innovate-to-Elevate on to Activewear, we have made huge strides in getting that segment into double digits, and I think that a lot of credit goes to Gerald and that team in getting us there. So we feel really good about how we are able to translate that strategy into a broader set of our segments and that's where you are seeing a lot of improvement as well.

Jim Duffy - Stifel Nicolaus - Analyst

So, Rich, should we look at these Innerwear margins in the low 20s as being ephemeral, or is that something that you see as sustainable over the long term and some of the other categories just close the gap with that?

Rich Noll - Hanesbrands Inc. - Chairman and CEO

This is where I am going to go back to my comment about given the fact that our total business can be fairly volatile in a given quarter, clearly, within a segment you can see things fluctuate up and down. And I would be cautious to not extrapolate what you see in a quarter or two, especially within a segment, as, okay, that's the new long-term trend. You want to look at our business always on an annualized basis, rolling four-quarter basis, and that will give you a little bit more insight into what those trends are. So I think that's enough to say about it.

Operator

Eric Tracy, Janney Capital Markets.

Eric Tracy - Janney Capital Markets - Analyst

Rich, I was just going to follow up on our discussion again about the Innovate-to-Elevate, how it is mixing up with the price. Just in the broader scheme of the long-term operating margin target of that 12% to 14%, clearly going to be in that range this year. Between the Activewear business improving profitability scaling up and supply chain at the core and then ultimately layering and integrating Maidenform, it seems like that number might prove to be conservative. I know you want to set an appropriate bar, but again, how do we think about that longer-term?

Rich Noll - Hanesbrands Inc. - Chairman and CEO

Eric, I've always said, because I've been asked this question multiple times and I've always said, hey, I will address whether or not 12% to 14% is the right goals for us, once we hit it. And I guess we just said we've hit it. So you are asking, right? So that's fair.

I think that, one, we are thrilled that we are hitting it this quickly and it's a little bit earlier than we anticipated. I would have expected it -- I think originally we would have projected it being next year. So that speaks to the strength of our brands. Our innovation is working. And I don't want us to forget the great global supply chain that helps us keep our costs low.

In terms of where we can go from there, I think we do need to step back and think about it from a long-term perspective, start to think through what the integration of Maidenform means and then probably reset that bar. I don't want to do it today. The good thing is we are on the lower end of that range, so we've got a lot of potential to move up towards the higher end of the range and, clearly, that should be a goal. Where we are going to go from there -- give us a little bit of time to think it through and try and reset that goal appropriately and thoughtfully.

Eric Tracy - Janney Capital Markets - Analyst

And if I could just one more, in terms of free cash getting bumped up here another $100 million, is that fair to think about on a go-forward basis annually in that $450 million to $550 million, maybe for you, Rick? And particularly for Rich, just in terms of allocation beyond the buyback dividend and/or acquisitions and thinking about maybe the CapEx investment that needs to be made in International and developing that organic growth because, again, I think it's --

Rick Moss - Hanesbrands Inc. - CFO

First of all, on the growth for this year, it's driven by, A, the increased profitability that we now expect versus our original guidance; and, B, an improved outlook on our part on where our working capital management is going to go for this year.

In terms of longer-term, we have always said that as time goes on and profitability increases, that, quote, normalized $400 million would increase. We have said we expected that we generate by year three $65 million of free cash flow via Maidenform. So yes, it will continue to go up over time.

Rich Noll - Hanesbrands Inc. - Chairman and CEO

In terms of CapEx, both internationally or if Maidenform is going to add any additional CapEx, we have always talked about -- we have just gone through a few years ago recapitalizing our supply chain so we could actually cut capital a little bit, but in over a couple of years, by starting in 2014 and 2015, it's going to start to move back more towards depreciation and amortization. I think that's the right level for us long-term to stay competitive and invest in our business and invest for growth. So I don't see any major change from that perspective.

Operator

Scott Krasik, BB&T.

Scott Krasik - BB&T Capital Markets - Analyst

Hey, guys, congratulations. Rich, it seems like you turned the corner on International, and for a while you were focusing on domestic because there were just headwinds and macro issues. So is this now more of a sustainably growing business, ex-currency? And what's the outlook towards both organic growth internationally longer-term and potential acquisitions?

Gerald Evans - Hanesbrands Inc. - COO

This is Gerald. Let me address the first part of your question. First, certainly International had a very solid quarter on a constant-currency basis, up 5%. And we are making good progress in executing our regionalization strategy that we laid out. I think the best indication of that is we first focused in Canada and we had very strong results in Canada, in the double-digit range. So we feel good about the progress there as we look forward. Yes, we do think we are seeing that, on a constant currency basis, we will be through the back half of this year in the low- to mid-single-digit rate, and we feel like we have some more momentum back in that. Of course, we've got to overcome the headwind of currency, but that will pass in time, and we think we have got some momentum there.

Rich Noll - Hanesbrands Inc. - Chairman and CEO

In terms of long-term from an acquisition standpoint I have always said that acquisitions that fit in our criteria -- core category, cost synergies, complementary growth synergies and great returns for shareholders -- we have never said that geography is off-limits. In fact, one of the complementary growth opportunities would be a geographic expansion somewhere in our core categories. I have used examples of how we may have a strong men's underwear business in one market and doing a small intimate apparel acquisition to build critical mass could make sense. So clearly, that can be part of our long-term strategy and is something that's clearly in our minds.

Scott Krasik - BB&T Capital Markets - Analyst

And then just on Maidenform, it has been five more days. Maybe you can touch on the selling side. You are constantly talking down what you're going to have to rationalize, but what are the opportunities to innovate and elevate Maidenform?

Rich Noll - Hanesbrands Inc. - Chairman and CEO

It has only been five days, so we really haven't made much progress. And to be honest, we went from that to actually focusing on getting ready for this call. So we haven't really made any progress. I'll just reiterate what I said last week, which is they have got great brands. It's why it's an attractive acquisition for us. We think they've got a lot of great things that as we grafted onto our overall more disciplined Innovate-to-Elevate program, leveraging our supply chain, innovation they do and innovation we do and our collective strong brands we can have complementary growth opportunities. I think more than that would be premature. We will talk more about it over time as we develop the specifics.

Scott Krasik - BB&T Capital Markets - Analyst

Thank you.

Operator

Andrew Burns, D.A. Davidson.

Andrew Burns - D.A. Davidson & Co. - Analyst

My question is on the Activewear margins. You had phenomenal improvement in the first half with cotton being the largest driver. Can you provide some color on the non-cotton drivers, such as innovation mix, in sourcing of non-cotton programs? What are you benefiting from right now in those terms, and where is the bulk of the margin opportunity going forward?

Gerald Evans - Hanesbrands Inc. - COO

As you laid out or asked the question, there are certainly two elements to that. One, first was deemphasizing the commodity portions of our printwear business, which we have certainly done. But a large part of the growth in this quarter and as we go forward is coming from really executing our Innovate-to-Elevate strategy against that branded Activewear business that we are focused on. It's leveraging our strong brands, both the Champion brand, the C9 brand and the Hanes brand, bringing in innovations. We produced our Vapor products as well as some new sports bras in the quarter. And then, of course, internalizing production into our supply chain, all of which we are doing and all of which is driving that margin improvement. We expect to continue to hold that double-digit operating margin on an ongoing basis now. So it really is that model coming together. And I should add into that the acquisition of Gear gave us a nice platform as well to further enhance margins and build our branded position in the business.

So we feel real good about where that business is going. We've got nice momentum and we think we can certainly continue to see that going forward.

Andrew Burns - D.A. Davidson & Co. - Analyst

And one quick question just in terms of Maidenform -- in your initial guidance, there was the expectation for more than $500 million in revenue those year-three numbers. As we think about our 2014 and building out that initial EPS relative to -- I think consensus is for 2013 for Maidenform is 580. Should we be thinking that there will be the quick exit of some programs so that we should be thinking about a number closer to $500 million in 2014, or is it going to take perhaps a couple of years to get there if it indeed ever gets there?

Rich Noll - Hanesbrands Inc. - Chairman and CEO

So since we don't have the exact plans yet, I can't answer you specifically. But I can tell you philosophically how we would want to approach things, and that is -- and remember, they have already started some of their trend change and some retrenching and pulling back in some of their areas. But if you're going to do something, you want to do it fast; you want to get it behind you as quickly as possible rather than trying to spill it out over a large number of years.

I don't think there's going to be a huge amount of change. We've talked about probably about 10% of the revenue is a good way of thinking of what we used as a long-term model. But it's not something we are going to peel out slowly over many, many years. It's something you more than likely would go in and do and try and do pretty quickly. But it's tough on the margins.

That said, we don't have any plans yet. We've got to get in there. We're going to understand exactly what we need to do, and as time goes on we will give you more line of sight as we know our specific plans.

Operator

Eric Beder, Brean Capital.

Eric Beder - Brean Murray, Carret & Co. - Analyst

Congratulations on a solid quarter. Could you talk about the rollout of Platinum at Macy's and how that is doing? And how should we think about next year in terms of paying down the debt from the Maidenform deal? A, what interest rate should we think about and how quickly can you do it? Given the [knowledge] you have, it might be able that -- it sounds like you (inaudible) maybe a little quicker than the year and half that you talked about initially.

Gerald Evans - Hanesbrands Inc. - COO

This is Gerald. Let me address the Macy's part of the question first, then I will turn it over for the second half. The Hanes program at Macy's really didn't place at retail until late June, so it's a little early to read the results there. What I can tell you, though, is that they began selling the product online earlier and it has performed quite well there and I think certainly we see positive results. Macy's is very excited about the launch and we have every reason to believe this program is going to be a big success. I think it does show once again the ability of Hanes brand to span all those classes of trade is truly unique and a testament to the brand strength.

Rich Noll - Hanesbrands Inc. - Chairman and CEO

In terms of the overall cash flow, debt paydown and then the interest expense for debt, I just want to remind you first and then I will turn it over to Rick, but remind you that our cash flow generation is somewhat lumpy. We are usually using cash in the first quarter, first half and generating cash in the back half. So when you think about it, we think of it almost as year chunks or six-month chunks. With that, Rick, do you want to enter that specifically?

Rick Moss - Hanesbrands Inc. - CFO

Rich, you are exactly right. Keep in mind that we did increase the size of our revolver last week to $1.1 billion and got a pricing decrease as a result of that. So we will be funding the Maidenform transaction from free cash flow, as we talked about a little earlier, and from revolver outstanding, which will be 2% or slightly less in terms of the effective interest rate on that.

Operator

Carla Casella, JPMorgan.

Paul Simenauer - JPMorgan - Analyst

Hi, this is left bracket Paul Simenauer on the line for Carla Casella. I just have a few questions. First, what was the cotton benefit in this quarter, and what does the gross margin comparison versus last year look like in the back half?

Gerald Evans - Hanesbrands Inc. - COO

In terms of cotton, last year in the second quarter our average cotton cost was $1.84. This year, it's $0.93 a pound. In terms of comparisons in terms of back half, as we talked about, we believe that the second quarter will be our highest quarter in terms of gross profit margin, primarily because this is Innerwear's -- really their strongest sales quarter, and they obviously have the highest margins in the business. As we move through Q3 and Q4 you will see Activewear as a percentage of sales go up. And that will average the gross margin rate down, albeit higher than last year. So we will continue to see year-over-year improvement in our gross profit margins through the balance of this year.

Operator

We have no further questions at this time. I turn the call back to Mr. Robillard for closing remarks.

T.C. Robillard - Hanesbrands Inc. - VP, IR

Thank you. We would like to thank everyone for attending our call today and we look forward to speaking with you soon. Have a great night.

Operator

This concludes today's conference call. You may now disconnect.

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Additional Information and Where to Find It
In connection with the acquisition, Maidenform will file a proxy statement and other materials with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MAIDENFORM AND THE ACQUISITION. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, the documents filed by Maidenform with the SEC may be obtained free of charge by contacting Maidenform's investor relations department by telephone at (732) 621-2300 or via email at ir@maidenform.com. Maidenform's filings with the SEC are also available for free on its website at ir.maidenform.com.
Participants in the Solicitation
Maidenform and its officers and directors and HanesBrands and its officers and directors may be deemed to be participants in the solicitation of proxies from Maidenform stockholders with respect to the acquisition. Information about Maidenform's officers and directors and their ownership of Maidenform common shares is set forth in the proxy statement for Maidenform's 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2013. Information about HanesBrands' officers and directors is set forth in the proxy statement for HanesBrands' 2013 Annual Meeting of Stockholders, which was filed with the SEC on February 21, 2013. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the acquisition by reading the preliminary and definitive proxy statements regarding the acquisition, which will be filed by Maidenform with the SEC.